[LETTERHEAD OF KPMG PEAT MARWICK LLP]






Board of Directors
Cameron Financial Corporation
123 East 3rd Street
Cameron, Missouri  64429

Members of the Board:

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cameron Financial Corporation (the "Company") 1995 Stock Option and Incentive Plan of our report dated November 22, 1996, relating to the consolidated balance sheets of the Company as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the Company's Annual Report on Form 10-K for the fiscal year-ended September 30, 1996 filed pursuant to the Securities Exchange Act of 1934, as amended.





                            KPMG Peat Marwick LLP


Kansas City, Missouri
January 27, 1997

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